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                                                                    EXHIBIT 11.1



                                 BANCTEC, INC.
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
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                                          Three Months Ended             Six Months Ended
                                     September 24,  September 25,  September 24,  September 25,
                                         1995           1994           1995           1994
                                     -------------  -------------  -------------  -------------

Net Income                             $ 4,245,000    $ 4,074,000    $ 8,070,000    $ 7,776,000
                                        ==========     ==========     ==========   ============

Shares:
  Weighted average number of
   shares outstanding                   10,680,043     10,579,689     10,646,320     10,587,983
 Shares issuable from assumed
  exercise of stock options and
  stock purchase plan reduced by
  number of shares which could
  have been purchased with the
  proceeds from exercise of such
  options and purchase plan                383,690        595,712        363,756        613,160
                                        ----------    -----------    -----------    -----------




       Weighted average number
        of shares outstanding,
        as adjusted                     11,063,733     11,175,401     11,010,076     11,201,143
                                      ============  =============  =============  =============


Primary net income per common
 and common equivalent share                  $.38           $.36           $.73           $.69
                                              ====           ====           ====           ====

Shares assuming full dilution:
 Weighted average number of
  shares outstanding                    10,684,070     10,585,657     10,651,807     10,594,016
 Shares issuable from assumed
  exercise of stock options and
  stock purchase plan reduced by
  number of shares which could
  have been purchased with the
  proceeds from exercise of such
  options and purchase plan                477,080        715,127        477,167        733,625
                                        ----------    -----------    -----------    -----------


    Weighted average number
     of shares outstanding,
     as adjusted                        11,161,150     11,300,784     11,128,974     11,327,641
                                      ============  =============  =============  =============


Fully diluted net income per
 common and common equivalent
 share                                        $.38           $.36           $.73           $.69
                                              ====           ====           ====           ====
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